Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement filed on Form S-8 of our report dated April 15, 2013, relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of ENGlobal Corporation for the year ended December 29, 2012.

/s/ Hein & Associates LLP
Hein & Associates LLP
Houston, Texas

January 6, 2014